Exhibit 10.18
Loan Agreement

Hereby Heung Mei Tsui made a loan of UDS$230,000 to Onny Investment Limited. The term of the loan is from Sept. 27, 2010 to March 26, 2011, with annual interest of 1%. Upon the due date, Onny Investment Limited will return the principal and the interest therefrom.

Loaner:	Heung Mei Tsui (Signature)

Loanee:	ONNY INVESTMENT LIMITED (SEAL)

Sept.27, 2010